Cypress Environmental Partners, L.P.

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No 333-230380) of Cypress Environmental Partners, L.P.

(2)	Registration Statement (Form S-8 No 333-230381) pertaining to the 2013 Long Term Incentive Plan of Cypress Environmental Partners, L.P.

(3)	Registration Statement (Form S-8 No 333-234709) pertaining to the Employee Unit Purchase Plan of Cypress Environmental Partners, L.P.,

of our report dated March 22, 2021, with respect to the consolidated financial statements of Cypress Environmental Partners, L.P. included in this Annual Report (Form 10-K) of Cypress Environmental Partners, L.P. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

March 22, 2021